RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                     Company

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                       Mortgage Pass-Through Certificates
                                 Series 1998-S9

                    $231,021.84 0.00% Class 2A-8 Certificates

                         Supplement dated March 18, 1999
                                       to
                         Supplement dated April 27, 1998
                                       to
                   Prospectus Supplement dated April 23, 1998
                                       to
                       Prospectus dated December 22, 1997

        The Class 2A-8 Certificates had an initial aggregate Certificate Principal Balance of $233,394 and initially was issued on April 29, 1998. After giving effect to the distribution made on February 25, 1999 the Certificate Principal Balance is $231,021.84.

        The Class 2A-8 Certificates (the "Class 2A-8 Certificates") will be purchased from the Company by Donaldson, Lufkin & Jenrette (the "Class 2A-8 Underwriter"), pursuant to an agreement (the "Class 2A-8 Underwriting Agreement") among the Company, the Master Servicer and the Class 2A-8 Underwriter.

        The Class 2A-8 Underwriter may offer the Class 2A-8 Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Class 2A-8 Underwriter may effect such transactions by selling the Class 2A-8 Certificates to or through dealers. In connection with the purchase and sale of the Class 2A-8 Certificates, the Class 2A- 8 Underwriter and any dealers that may participate with the Class 2A-8 Underwriter in such resale of the Class 2A-8 Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Class 2A-8 Underwriter in the form of discounts, concessions or commissions. The Class 2A-8 Underwriting Agreement provides that the Company will indemnify the Class 2A-8 Underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class 2A-8 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN
CONJUNCTION THEREWITH.

                                 DONALDSON, LUFKIN & JENRETTE

UNTIL JUNE 17, 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS 2A-8 CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.